Exhibit 4.15.1

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 14, 2022, by and between ENCORE CAPITAL GROUP, INC. (the “Company”) and CITIBANK, N.A., LONDON BRANCH, as Trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company and the Trustee are parties to an Indenture dated as of September 24, 2020 (the “Indenture”) providing for the issuance of €350,000,000 4.875% Senior Secured Notes due 2025 by the Company (the “Notes”); and
WHEREAS, pursuant to Section 9.01(a)(1) of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture and may modify, amend or supplement the Indenture and the Notes without the consent of any Holder, to cure any ambiguity, omission, defect, error or inconsistency, conform any provision of the Note Documents to the “Description of the Notes” contained in the Offering Memorandum, or reduce the minimum denomination of the Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for their benefit and the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Amendment. Pursuant to Sections 9.01(a)(1) of the Indenture, Section 1.03(b) of the Indenture is hereby removed and replaced in its entirety to provide as follows:
“(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;”.
3.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
4.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
5.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
6.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
ENCORE CAPITAL GROUP, INC.,
as the Company

By /s/ Jonathan Clark
Name Jonathan Clark
    Authorized Signatory

CITIBANK, N.A., LONDON BRANCH,
as Trustee

By /s/ Emily Dupee
Name      Emily Dupee
    Authorized Signatory

(Signature Page to 2025 Notes First Supplemental Indenture)